Angel Oak Mortgage REIT, Inc. Announces Dividend Distribution Tax Information for 2023

ATLANTA – February 1, 2024 -- Angel Oak Mortgage REIT, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced tax information regarding its dividend distributions for 2023.

During 2023, the Company distributed dividends totaling $1.28 per share of common stock (CUSIP 03464Y108). The table below provides information on the expected federal income tax characterization for the Company’s common stock dividend distributions paid in 2023. Shareholders are encouraged to confirm that the tax statements they receive from their brokerage firms align with the information reported in this document and to consult with their tax advisors to determine individual tax implications.

Dividend Distribution Type	Record Dates	Payable Dates	Total Distribution Per Share	Ordinary Income Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Long-Term Capital Gains Per Share
Regular	March 22, 2023	March 31, 2023	$ 0.32000	$ 0.04765	$ -	$ 0.27235	$ -
Regular	May 22, 2023	May 31, 2023	$ 0.32000	$ 0.04765	$ -	$ 0.27235	$ -
Regular	August 22, 2023	August 31, 2023	$ 0.32000	$ 0.04765	$ -	$ 0.27235	$ -
Regular	November 22, 2023	November 30, 2023	$ 0.32000	$ 0.04765	$ -	$ 0.27235	$ -
Total Allocated to 2023			$ 1.28000	$ 0.19058	$ -	$ 1.08942	$ -

About Angel Oak Mortgage REIT, Inc.
Angel Oak Mortgage REIT, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with a vertically integrated mortgage origination platform. Additional information about the Company is available at www.angeloakreit.com.
Contacts

Investors:
investorrelations@angeloakreit.com
855-502-3920

IR Agency Contact:
Alec Steinberg or Joseph Caminiti, Alpha IR Group
312-445-2870
AOMR@alpha-ir.com

Company Contact:

KC Kelleher, Head of Corporate Finance & Investor Relations
404-528-2684
kc.kelleher@angeloakcapital.com